Exhibit 99.1

Amplify Energy Provides Strategic Initiatives Update and Third Quarter 2025 Results

HOUSTON, November 5, 2025 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) announced today an update on its strategic initiatives and operating and financial results for the third quarter of 2025.

Strategic Initiatives Update

As previously announced, Amplify has entered into definitive purchase agreements with three different counterparties to divest all its interests in the Company’s Oklahoma and East Texas assets for total consideration of $220.0 million, subject to certain post-closing adjustments (the “Asset Transactions”).  One of the transactions closed in October of 2025 and the remaining two transactions are expected to close in the fourth quarter of 2025.

These divestitures are an important step in the Company’s go-forward strategy.  The Company intends to use the proceeds from the Asset Transactions to pay down the Company’s outstanding debt, and accelerate the development drilling program at Beta.  The Company believes the Asset Transactions will also enable it to materially reduce future G&A costs.

Dan Furbee, the Company’s Chief Executive Officer stated, “As previously discussed, we have initiated a new strategic plan with three core tenets.  We intend to simplify our portfolio, strengthen our balance sheet, and focus our resources on our assets with the highest potential upside opportunities.  The divestitures of the Oklahoma and East Texas assets is consistent with that strategic plan.”

Mr. Furbee continued, “We are excited about the continued success we are having with our drilling program at Beta.  Furthermore, we have started to realize meaningful cost savings at Bairoil, and we believe additional Carbon Capture, Utilization & Storage (CCUS) initiatives can further increase future cash flow associated with that asset.  The Company has embraced this new strategic plan, and we are already seeing the benefits of this focus.”

Key Highlights

●	During the third quarter of 2025, the Company:
o	Achieved an average total production of 19.7 MBoepd, an increase of approximately 0.6 MBoepd compared to the prior quarter, despite the divestiture of the Company’s Eagle Ford assets late in the second quarter
o	Generated net cash provided by operating activities of $13.4 million and a net loss of $21.0 million
o	Delivered Adjusted EBITDA of $20.3 million and an Adjusted Net Loss of $6.0 million
o	Successfully drilled two additional wells at Beta with promising initial results
◾	The C08 well was completed in late August and has achieved an IP30 rate of approximately 550 Bopd, significantly exceeding the IP30 rate of the Company’s type curve
◾	The C61 well was spudded at the beginning of the fourth quarter and brought online in late October. Though the well has produced for less than a week, initial results have been promising
o	At Bairoil, Amplify executed a new CO2 purchase contract and completed the previously announced CO2 gas plant facility project resulting in a combined projected annualized lease operating expense savings of approximately $10 million per year

◾	The new CO2 purchase contract utilizes the recently obtained certification under the EOR Operations Management Plan in accordance with the CSA ANSI/ISO Standard demonstrating the value of the assets, CCUS potential
◾	The facility project at the Bairoil CO2 gas plant reduces electricity usage by approximately 30%
●As of September 30, 2025, Amplify had $123.0 million outstanding under the revolving credit facility. Net debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.5x1.
●The Company issued condensed 2024 results of its sustainability report which are now available on its website
(1)Net debt as of September 30, 2025, consisting of $123 MM outstanding under its revolving credit facility with ~$0 MM of cash and cash equivalents, and LTM Adjusted EBITDA as of the third quarter of 2025.

Key Financial Results

During the third quarter of 2025, the Company reported a net loss of approximately $21.0 million compared to net income of $6.4 million in the prior quarter. The decrease was primarily attributable to an impairment charge recognized by the Company due to marketing its assets and reassessing the fair market value less costs to sell. Excluding the impact of the impairment expense, and additional other one-time impacts, Amplify generated an Adjusted Net Loss of $6.0 million in the third quarter of 2025.

Third quarter 2025 Adjusted EBITDA was $20.3 million, which was 7% higher compared to the prior quarter primarily driven by lower lease operating expenses. Free cash flow was ($0.7) million for the third quarter, which was in-line with expectations, due to higher capital investments in the first three quarters of the year. Amplify has invested approximately 85% of its 2025 capital in the first three quarters of the year.

	Third Quarter	Second Quarter
$ in millions	2025	2025
Net income (loss)	$(21.0)	$6.4
Net cash provided by operating activities	$13.4	$23.7
Average daily production (MBoe/d)	19.7	19.1
Total revenues excluding hedges	$66.4	$68.4
Adjusted EBITDA (a non-GAAP financial measure)	$20.3	$19.0
Adjusted net income (loss), (a non-GAAP financial measure)	$(6.0)	$(2.3)
Total capital	$17.5	$25.5
Free Cash Flow (a non-GAAP financial measure)	$(0.7)	$(10.1)

Revolving Credit Facility and Liquidity Update

As of September 30, 2025, Amplify had total debt of $123.0 million outstanding under its revolving credit facility. Net debt to LTM Adjusted EBITDA was 1.5x (net debt as of September 30, 2025 and 3Q25 LTM Adjusted EBITDA). Upon closing the Asset Transactions, the Company intends to use the proceeds to pay down its outstanding debt.

Corporate Production and Pricing

During the third quarter of 2025, average daily production was approximately 19.7 Mboepd, an increase of 0.6 Mboepd from the prior quarter. The increase in production was primarily due to contributions from our newly drilled non-operated wells in East Texas, which more than offset the volumes lost due to the Eagle Ford divestiture in the second quarter.  Adjusting for the second quarter divestiture of Eagle Ford which had an effective date of June 15th, production increased approximately 10% or 1.9 Mboepd.

The Company’s product mix for the quarter was 41% crude oil, 16% NGLs, and 43% natural gas.

	Three Months	Three Months
	Ended	Ended
	September 30, 2025	June 30, 2025
Production volumes - MBOE:
Bairoil	280	286
Beta	357	355
Oklahoma	402	404
East Texas / North Louisiana	768	584
Eagle Ford (Non-op)	4	111
Total - MBoe	1,811	1,740
Total - MBoe/d	19.7	19.1
% - Liquids	57%	64%

Total oil, natural gas and NGL revenues for the third quarter of 2025 were approximately $64.2 million, before the impact of derivatives. Despite higher production, oil, natural gas and NGL revenues were lower compared to the prior quarter due to lower commodity prices. The Company realized a net gain on commodity derivatives of $4.8 million during the third quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2025	2025	2025	2025	2025	2025
Average sales price exclusive of realized derivatives and certain deductions from revenue	$60.72	$60.01	$20.31	$21.45	$2.84	$3.01
Realized derivatives	4.08	4.83	—	—	0.38	0.21

Average sales price with realized derivatives exclusive of certain deductions from revenue	$64.80	$64.84	$20.31	$21.45	$3.23	$3.22
Certain deductions from revenue	—	—	(1.45)	(1.63)	0.02	0.03

Average sales price inclusive of realized derivatives and certain deductions from revenue	$64.80	$64.84	$18.86	$19.82	$3.24	$3.25

Costs and Expenses

Lease operating expenses in the third quarter of 2025 were approximately $35.6 million, which was a $3.0 million decrease compared to the prior quarter. Lease operating expenses were $19.67 per Boe, a decrease of approximately 11%, compared to $22.20 per Boe in the prior quarter. Adjusting for the second quarter Eagle Ford divestiture lease operating expenses decreased approximately 5% compared to the prior quarter.  Lease operating expenses are expected to decrease further for the remainder of the year driven by the significant cost reduction initiatives at Bairoil, consisting of lower CO2 purchase costs with the execution of a new CO2 purchase contract and reduced power consumption following the CO2 plant facility project. Additionally, lease operating expenses for the third quarter of 2025 do not reflect $1.1 million of Adjusted EBITDA generated by Magnify in the third quarter.

Severance and ad valorem taxes in the third quarter were approximately $3.7 million, a decrease of $0.6 million compared to $4.3 million in the prior quarter. Severance and ad valorem taxes as a percentage of revenue were approximately 5.7% in the third quarter. The Company anticipates that taxes as a percentage of revenue will remain within its previously announced guidance range for 2025.

Amplify incurred $5.2 million, or $2.89 per Boe, of gathering, processing and transportation expenses in the third quarter, compared to $4.7 million, or $2.71 per Boe, in the prior quarter.

Cash G&A expenses in the third quarter were $6.7 million, down 2% compared to the prior quarter, and in-line with expectations.

Depreciation, depletion, and amortization expense in the third quarter totaled $9.0 million, or $4.97 per Boe, compared to $9.8 million, or $5.61 per Boe, in the prior quarter.

Net interest expense was $3.9 million in the third quarter, an increase of $0.3 million compared to $3.6 million in the prior quarter.

Impairment expense was $34.0 million in the third quarter, due to the Company marketing its assets and reassessing the fair market value less costs to sell.

Amplify recorded a $0.1 million current income tax benefit for the third quarter of 2025.  The Company also does not expect any material income tax impact from the announced Asset Transactions.

Capital Investment Update

Cash capital investment during the third quarter of 2025 was approximately $17.5 million. During the third quarter, the Company’s capital allocation was approximately 89% for development drilling, recompletions and facility projects at Beta, and approximately 6% for non-operated development projects in East Texas, with the remainder distributed across the Company’s other assets.  In the fourth quarter, Amplify expects capital to be between $8.0 - $12.0 million., The majority of fourth quarter capital is expected to be invested at Beta to drill the C61 well, to complete a pipeline upgrade project, and to upgrade facilities at Beta to handle anticipated future production growth.

The following table details Amplify’s capital invested during the third quarter of 2025:

	Third Quarter	Year to Date
	2025 Capital	2025 Capital
	($ MM)	($ MM)
Bairoil	$0.9	$6.7
Beta	$15.5	$41.6
Oklahoma	$0.1	$2.6
East Texas / North Louisiana	$1.1	$7.3
Eagle Ford (Non-op)	$(0.4)	$7.1
Magnify Energy Services	$0.2	$0.8
Total Capital Invested	$17.5	$66.1

Operations Update

At Beta, the company recently drilled and completed two wells in the third and early fourth quarter.  The C08 and the C61 wells were both drilled from the Eureka platform targeting the D-Sand reservoir.  The C08 was brought online in early September and achieved an IP30 rate of approximately 550 Bopd and is currently producing approximately 520 Bopd.  The C61 well was brought online in late October, and has produced for less than a week and initial rates look promising.

Amplify began the current Beta development program in early 2024, marking the first major development in the field in over a decade.  The Company is developing the high-quality stacked sandstone reservoirs of the Beta field with extended reach laterals to develop the sands individually with horizontal wells and modern open-hole gravel packing techniques.  To date, the results have exceeded our expectations.  With the completion of the most recent C08 and C61 wells, we have now successfully completed five wells in the D-Sand with an average capital cost of approximately $6.5 million per well and with IP rates and projected EURs significantly outperforming the previously disclosed Beta type curve.  We expect all five wells will generate IRRs greater than 100%, assuming $65 WTI oil prices.  The success of this development program has grown Beta production by approximately 40% since the beginning of 2024, after offsetting the asset’s base production decline.

Following the closing of the Asset Transactions, Amplify expects to have additional liquidity to further accelerate Beta development in 2026.  To accommodate the expected production growth, the Company continues to upgrade facilities needed to handle additional fluid volumes from increased production rates.  Most notably, Amplify is upgrading a subsea flowline connecting Platform Eureka to Platform Elly that will be completed in the fourth quarter of 2025.  As a result of the project, Amplify expects to shut in production for approximately 10 days in the fourth quarter.

In addition to Beta development, the team is finding value enhancing opportunities in our Bairoil CO2 flood asset. Recently, the Company negotiated a new CO2 supply contract leveraging Bairoil’s potential to generate 45Q credits to lower our CO2 costs. Additionally, the Bairoil team finalized a CO2 facility project to reduce our electricity consumption.  In combination, these two developments have decreased Bairoil’s run-rate lease operating expenses by approximately $10 million per year.

Amplify believes that the Bairoil asset has the potential to create significant additional value through future CCUS initiatives.  Given the assets large available reservoir pore space, current compression capacity, and the recently obtained certification under the EOR Operations Management Plan with the CSA ANSI/ISO Standard, the Company is well positioned to capture future upside value.

Hedging

Amplify maintains a robust hedge book to support its cash flow profile and provide downside protection in weak commodity price environments. Recently, the Company added to its hedge position, further protecting future cash flows. Amplify executed crude oil swaps covering portions of 2026 and 2027 at a weighted average price of $62.29.

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed floor and ceiling prices at which production is hedged for October 2025 through December 2028, as of November 5, 2025:

	2025	2026	2027	2028
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	560,000	515,000	197,500	20,000
Weighted Average Fixed Price ($)	$3.75	$3.80	$3.96	$3.86

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	500,000	517,500	640,000	67,500
Weighted Average Ceiling Price ($)	$3.90	$4.11	$4.31	$4.52
Weighted Average Floor Price ($)	$3.50	$3.58	$3.54	$3.50

Oil Swaps:
Average Monthly Volume (Bbls)	186,000	152,500	57,417
Weighted Average Fixed Price ($)	$70.21	$65.63	$62.53

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which Amplify expects to file with the SEC on November 5, 2025.

About Amplify Energy

Amplify Energy Corp. is an independent oil company engaged in the acquisition, development, exploitation and production of oil properties. Amplify’s operations are focused in in federal waters offshore Southern California (Beta), and the Rockies (Bairoil). For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the anticipated divestiture of Amplify’s assets in East Texas and Oklahoma, the impact of the Asset Transactions on the Company’s business and future financial and operating results, the expected use of proceeds of these potential sales of assets, and the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ability to complete the potential sale of the Asset Transactions on favorable terms, or at all; the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, and ongoing conflicts in the Middle East, trade wars and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; and the impact of local, state and federal governmental regulations, including those related to climate change and hydraulic fracturing, and potential changes in these regulations. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income (Loss), free cash flow, net debt, and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income (loss) plus Interest expense, net; Income tax expense (benefit); DD&A; Impairment expense; Accretion of AROs; Loss or (gain) on commodity derivative instruments; Cash settlements received or (paid) on expired commodity derivative instruments; Amortization of gain associated with terminated commodity derivatives; Losses or (gains) on sale of properties; Share-based compensation expenses; Exploration costs; Acquisition and divestiture related costs; Loss on settlement of AROs; Bad debt expense; Severance payments; Pipeline incident loss and Other non-routine items that we deem appropriate. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Adjusted Net Income (Loss). Amplify defines Adjusted Net Income (Loss) as net income (loss) adjusted for unrealized loss (gain) on commodity derivative instruments, acquisition and divestiture-related expenses, impairment expense, unusual and infrequent items, and the income tax expense or benefit of these adjustments using our federal statutory tax rate. Adjusted Net Income (Loss) excludes the impact of unusual and infrequent items affecting earnings that vary widely and unpredictably. This measure is not meant to disassociate these items from management's performance but rather is intended to provide helpful information to investors interested in comparing our performance between periods. Adjusted Net Income (Loss) is not considered to be an alternative to net income (loss) reported in accordance with GAAP.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; and severance payments. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measures most directly comparable to cash G&A is total G&A expenses.

Contacts

Jim Frew -- President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan – Vice President, Finance and Treasury

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2025	June 30, 2025
Revenues:
Oil and natural gas sales	$64,242	$66,774
Other revenues	2,154	1,587
Total revenues	66,396	68,361

Costs and Expenses:
Lease operating expense	35,613	38,622
Pipeline incident loss	54	195
Gathering, processing and transportation	5,237	4,723
Exploration	(1)	10
Taxes other than income	3,654	4,299
Depreciation, depletion and amortization	9,004	9,765
Impairment expense	34,002	8,448
General and administrative expense	11,764	11,197
Accretion of asset retirement obligations	2,219	2,210
Realized (gain) loss on commodity derivatives	(4,845)	(4,781)
Unrealized (gain) loss on commodity derivatives	(2,077)	(17,381)
(Gain) loss on sale of properties	(1,740)	(1,545)
Other, net	34	40
Total costs and expenses	92,918	55,802

Operating Income (loss)	(26,522)	12,559

Other Income (Expense):
Interest expense, net	(3,860)	(3,594)
Other income (expense)	72	(666)
Total Other Income (Expense)	(3,788)	(4,260)

Income (loss) before reorganization items, net and income taxes	(30,310)	8,299

Income tax benefit (expense) - current	116	(495)
Income tax benefit (expense) - deferred	9,228	(1,420)
Net income (loss)	$(20,966)	$6,384

Earnings per share:
Basic and diluted earnings (loss) per share	$(0.52)	$0.15

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2025	June 30, 2025
Oil and natural gas revenue:
Oil Sales	$45,543	$49,705
NGL Sales	5,401	5,648
Natural Gas Sales	13,298	11,421
Total oil and natural gas sales - Unhedged	$64,242	$66,774

Production volumes:
Oil Sales - MBbls	750	828
NGL Sales - MBbls	286	285
Natural Gas Sales - MMcf	4,648	3,760
Total - MBoe	1,811	1,740
Total - MBoe/d	19.7	19.1

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$60.72	$60.01
NGL - per Bbl	$18.86	$19.81
Natural gas - per Mcf	$2.86	$3.04
Total - per Boe	$35.47	$38.38

Average unit costs per Boe:
Lease operating expense	$19.67	$22.20
Gathering, processing and transportation	$2.89	$2.71
Taxes other than income	$2.02	$2.47
General and administrative expense	$6.50	$6.44
Depletion, depreciation, and amortization	$4.97	$5.61

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	September 30, 2025	June 30, 2025
Production volumes - MBOE
Bairoil	280	286
Beta	357	355
Oklahoma	402	404
East Texas / North Louisiana	768	584
Eagle Ford (Non-op)	4	111
Total - MBOE	1,811	1,740
Total - MBoe/d	19.7	19.1
% - Liquids	57%	64%

Lease operating expense - $M
Bairoil	$13,007	$14,019
Beta	13,953	13,428
Oklahoma	4,462	4,324
East Texas / North Louisiana	4,211	5,669
Eagle Ford (Non-op)	(20)	1,182
Total Lease operating expense:	$35,613	$38,622

Capital expenditures - $M
Bairoil	$887	$4,488
Beta	15,500	13,328
Oklahoma	149	1,006
East Texas / North Louisiana	1,090	2,800
Eagle Ford (Non-op)	(371)	3,550
Magnify Energy Services	215	344
Total Capital expenditures:	$17,470	$25,516

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	September 30, 2025	June 30, 2025
Assets
Cash and Cash Equivalents	$—	$—
Accounts Receivable	33,207	34,692
Other Current Assets	37,151	35,321
Total Current Assets	$70,358	$70,013

Net Oil and Gas Properties	$358,996	$383,929
Other Long-Term Assets	302,001	317,365
Total Assets	$731,355	$771,307

Liabilities
Accounts Payable	$29,154	$30,303
Accrued Liabilities	29,698	41,215
Other Current Liabilities	10,145	11,736
Total Current Liabilities	$68,997	$83,254

Long-term Debt	$123,000	$130,000
Asset Retirement Obligation	133,276	131,464
Other Long-Term Liabilities	13,108	15,284
Total Liabilities	$338,381	$360,002

Shareholders' Equity
Common Stock & APIC	$444,885	$442,250
Accumulated Earnings (Deficit)	(51,911)	(30,945)
Total Shareholders' Equity	$392,974	$411,305

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2025	June 30, 2025
Net cash provided by (used in) operating activities	$13,448	$23,689
Net cash provided by (used in) investing activities	(6,377)	(28,683)
Net cash provided by (used in) financing activities	(7,071)	4,994

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2025	June 30, 2025
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$13,448	$23,689
Changes in working capital	1,046	(10,836)
Interest expense, net	3,860	3,594
Amortization of gain associated with terminated commodity derivatives	159	159
Amortization and write-off of deferred financing fees	(489)	(315)
Exploration costs	(1)	10
Acquisition and divestiture related costs	951	2,346
Plugging and abandonment cost	482	391
Current income tax expense (benefit)	(116)	495
Severance payments	1,464	—
Pipeline incident loss	54	195
(Gain) loss on sale of properties	(550)	(1,545)
Other	—	800
Adjusted EBITDA:	$20,308	$18,983

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$20,308	$18,983
Less: Cash interest expense	3,522	3,614
Less: Capital expenditures	17,470	25,516
Free Cash Flow:	$(684)	$(10,147)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2025	June 30, 2025
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(20,966)	$6,384
Interest expense, net	3,860	3,594
Income tax expense (benefit) - current	(116)	495
Income tax expense (benefit) - deferred	(9,228)	1,420
Depreciation, depletion and amortization	9,004	9,765
Impairment expense	34,002	8,448
Accretion of asset retirement obligations	2,219	2,210
(Gains) losses on commodity derivatives	(6,922)	(22,162)
Cash settlements received (paid) on expired commodity derivative instruments	4,845	4,781
Amortization of gain associated with terminated commodity derivatives	159	159
Acquisition and divestiture related costs	951	2,346
Share-based compensation expense	2,656	1,990
(Gain) loss on sale of properties	(1,740)	(1,545)
Exploration costs	(1)	10
Loss on settlement of AROs	33	40
Bad debt expense	34	53
Severance payments	1,464	—
Pipeline incident loss	54	195
Other	—	800
Adjusted EBITDA:	$20,308	$18,983

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$20,308	$18,983
Less: Cash interest expense	3,522	3,614
Less: Capital expenditures	17,470	25,516
Free Cash Flow:	$(684)	$(10,147)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2025	June 30, 2025
Adjusted net income (loss) reconciliation:
Net (loss) income	$(20,966)	$6,384
Unrealized loss (gains) on commodity derivative instruments	(2,077)	(17,381)
Acquisition and divestiture related expenses	951	2,346
Impairment expense	34,002	8,448
Non-recurring costs:
Income tax expense (benefit) - deferred	(9,228)	1,420
Gain on sale of properties	(1,740)	(1,545)
Tax effect of adjustments	(6,975)	(1,942)
Adjusted net income (loss)	$(6,033)	$(2,270)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Cash General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	September 30, 2025	June 30, 2025
General and administrative expense	$11,764	$11,197
Less: Share-based compensation expense	2,656	1,990
Less: Acquisition and divestiture costs	951	2,346
Less: Bad debt expense	34	53
Less: Severance payments	1,464	—
Total Cash General and Administrative Expense	$6,659	$6,808